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MEDJET ANNOUNCES EXTENSION OF WARRANT EXERCISE PERIOD


EDISON, N.J.-(BUSINESS WIRE)-July 20, 1998-Medjet Inc. (OTC BB: MDJT MDJTW MDJTU
- news ) announced that it has extended until November 6, 1999 the expiration date of its publicly traded Class A Redeemable Common Stock Purchase Warrants (the "Warrants"), as disclosed in the Form 10-QSB for the period ended March 31, 1998. As a result, each Warrant entitles the holder thereof to purchase one share of the Company's common stock, $.001 par value (the "Common Stock"), at $10.00 until 5:00 P.M. (E.T.) on November 6, 1999. The Warrants are redeemable by the Company for $.01 per Warrant on 30 days' prior written notice, if the market price of the Common Stock equals or exceeds $13.00 for any 10 consecutive trading days within a period of 30 trading days ending within five days prior to the date of the notice of redemption.

Medjet Inc., located in Edison, New Jersey, is a medical device company with the goal of developing, licensing, manufacturing and selling new cutting, drilling, cleaning, layer removal and shaping tools for a variety of surgical procedures. The core technology is based on fluid or ice microjets. Medjet believes that such jets will bring new surgical capability and performance to the clinic or operating room. The initial devices currently under development by Medjet are the HydroBrush(TM) Keratome (pterygium surgery and epithelium removal) and the HydroBlade(TM) Keratome (LASIK and refractive surgery). Further information can be found on the Company's web site, www.medjetinc.com.

HydroBrush(TM) and HydroBlade(TM) are trademarks of Medjet Inc.


This press release contains forward-looking statements that are subject to risks and uncertainties, including, without limitation, the risks detailed in the Company's filings and reports with the Securities and Exchange Commission. Such statements are only predictions and actual events or results may differ materially from those set forth in such statements.

Contact:                   Medjet Inc.
                           Joel Hasen, Ph.D.
                           (732) 738-3990
                           info@medjetinc.com